EXHIBIT 14

BOUNDLESS MOTOR SPORTS RACING, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Boundless Motor Sports Racing, Inc. (“Boundless” or the “Company”) has adopted this Code of Business Conduct and Ethics (“Code”) to deter wrongdoing and to promote:

·	Integrity;

·	Honest and ethical conduct;

·	Full, fair, accurate, timely and understandable disclosure;

·	Compliance with applicable governmental laws, rules and regulations;

·	Prompt detection and reporting of questionable behavior and violations of this Code; and,

·	Accountability for adherence to this Code.

This Code applies to all directors, officers and employees of Boundless and its subsidiaries, regardless of the position he or she holds. An unyielding commitment to this Code is essential for our success.

While this Code may not address every situation that might arise, it is intended to establish principles and guidelines that will govern your behavior as a representative of the Company. Your own good judgment is also critical. If you are ever in doubt as to the appropriate course of conduct, you should consult with your supervisor and/or a Company leader, as appropriate.

Anyone who violates this Code is subject to discipline, including possible termination of employment without warning.

You are also responsible to report violations of the Code by others. If you are aware of or suspect a Code violation, you should follow the reporting guidelines in the section below titled “Reporting Guidelines.” Anyone who retaliates against individuals who report suspected violations of this Code will themselves be subject to immediate discipline, including possible termination of employment without warning.

Obeying All Laws, Rules and Regulations

All Company representatives are expected to comply with all applicable local, state and federal laws and regulations, in the jurisdictions in which we operate. While you are not expected to know the details of every law or regulation that may apply to you, you are expected to use good judgment, seek advice from a supervisor and/or legal counsel, when necessary, and to follow both the letter and the spirit of these laws. In addition, you are expected to comply with all Company policies and procedures that apply to you, including, but not limited to, our Insider Trading Policy and Employee Handbook.

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Business Information and Disclosures to Investors

Our representatives are expected to communicate and record information accurately, honestly and in accordance with all applicable legal requirements as well as our system of internal controls. You are never authorized to knowingly record or maintain false or misleading information in our Company transaction documents, communications, books, records, accounts or financial statements.

Those who use business expense accounts must obtain appropriate authorizations, accurately record expenses and provide expense receipts and documentation on a timely basis consistent with Company policy.

As a public company, it is critical that our filings with the Securities and Exchange Commission (the “SEC”) be accurate, complete and timely. We have established a system of internal controls and procedures, as well as a Disclosure Committee, to assist us in the accurate and timely reporting of all material information, including information relating to our financial records and reports. You are expected to follow these controls and procedures to the extent they apply to you. If you become aware that our public disclosures are not accurate, complete or timely, or you become aware of a transaction or development that you believe may require disclosure, you should report that information immediately to a member of our Disclosure Committee or pursuant to the methods described below in the section titled “Reporting Guidelines.”

Consistent with our obligation to provide the public with accurate, complete and timely disclosures of our business and financial condition, our chief executive officer and senior financial officers have an enhanced duty to ensure that these objectives are accomplished and, as a result, must:

·	maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest;

·	provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications that we make;

·	comply with all applicable governmental laws, rules and regulations; and

·	promptly report violations of this Code to our Audit Committee.

Record Retention

Records should always be retained or destroyed according to Company policy and applicable legal and regulatory requirements. In accordance with those policies, in the event of litigation or governmental investigation, you must preserve all possibly relevant documents and consult with your supervisor or management who will consult with outside legal counsel.

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Conflicts of Interest

You have a duty of loyalty to act in the best interests of the Company. As a result, you are expected to avoid situations and relationships that involve actual or potential conflicts of interest. A “conflict of interest” exists when your private interests interfere in any way with the interests of the Company. A conflict situation can arise when you take actions or have interests that may make it difficult to perform your work objectively and effectively. Conflicts of interest may also arise when you, or members of your family, receive improper personal benefits as a result of your position in the Company.

Conflicts of interest are prohibited as a matter of policy, except as approved by the Board of Directors. Conflicts of interest may not always be obvious. Examples of situations that could be perceived as conflicts of interest and should be avoided include:

·	conducting Company business with an entity owned, partially owned or controlled by you or a member of your family;

·	ownership of more than one percent of the stock or interests of an entity that competes or does business with us (other than indirect ownership as a result of owning a widely-held mutual fund);

·	working as an employee or a consultant for a competitor, regulatory government entity, client or supplier of the Company;

·	engaging in any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties; or

·	appropriating or diverting to yourself or to others any business opportunity or idea in which the Company might have an interest.

If you have a question regarding a potential conflict of interest, or become aware of a conflict or potential conflict, you should bring it to the attention of a supervisor, manager or other higher levels of management or consult the procedures described in the section titled “Reporting Guidelines.” In certain situations, it may be necessary to consult with our legal counsel.

Corporate Opportunities

You are prohibited from taking advantage of personal opportunities that are discovered through your use of Company property, access to Company information or as a result of your position with the Company without the consent of our Board of Directors. No employee may use Company property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

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Securities Laws and Insider Trading

We maintain a separate Insider Trading Policy that you must comply with at all times. Included within this Insider Trading Policy are prohibitions, applicable to all directors, officers and employees having access to our internal financial statements or other material non-public information, against buying or selling shares of Boundless stock during designated “black-out” periods. You should familiarize yourself with these policies to ensure that you are in compliance, and if you have any questions at all, you should contact a supervisor or other member of management.

Antitrust Laws

We are required to comply with the antitrust and unfair competition laws of the countries where we do business. These laws are complex and vary considerably from country to country. Actions that may violate the antitrust laws include:

·	Agreements that unduly limit a customer’s ability to sell a product, including establishing the resale price of a product or service; and

·	Agreements with competitors that harm customers, including price fixing and allocations of customers or contracts.

Because the antitrust laws are broad and far-reaching, you should always obtain advice from a member of our management before engaging in any conduct or practice that may involve antitrust laws. In all situations where there is a question or doubt about a particular activity or practice, you should contact a supervisor or other member of our management.

Entertainment and Gifts

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers or suppliers. No gift or entertainment should ever be offered, given, provided or accepted by you or any member of your family unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor or other member of our management any gifts or proposed gifts which you are not certain are appropriate.

Workplace Discrimination and Harassment

The diversity of our employees is one of our greatest assets. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate workplace discrimination or harassment of any kind.

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Alcohol and Drugs in the Workplace

We have a responsibility to our employees to provide a safe workplace, including a drug and alcohol-free workplace. We reinforce our commitment by prohibiting employees from using, possessing, distributing or being under the influence of alcohol or illegal drugs at any time while on Company premises or performing Company business at any location.

Workplace Health, Safety and Environment

We are committed to the safety and health of our employees. Providing and maintaining a safe work environment and instituting and following work practices to safeguard employees must be a primary consideration for all of us. Reviewing all of our businesses and identifying where we can act to improve safety awareness is an ongoing task to which the entire Company and each employee should be dedicated.

Confidentiality

You must maintain the confidentiality of information entrusted to you by the Company or its customers, suppliers and competitors, except when disclosure is authorized by management or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. The obligation to preserve confidential information continues even after your employment with the Company ends.

Protection and Proper Use of Company Assets

You are responsible for ensuring that appropriate measures are taken to properly protect the Company’s assets. You are expected to assist in the protection of all confidential and proprietary information, including technical, financial, marketing and other business information, which, if made available to our competitors or the public, would be advantageous to such competitors and detrimental to the Company. Protection of such information is critical to our ability to grow and compete.

Our computer systems, electronic mail (e-mail), voice mail and Internet access are employer-provided technologies and Company property. The use of our computer systems, email, voice mail and Internet access are primarily for matters of concern to our operations, and not for communications of a personal nature. Such non-business related use should be on an infrequent basis. Employees may not use these assets to display, transmit or store inappropriate materials at any time.

Payments to Government Personnel

We must comply with the anti-corruption laws of the countries in which we do business, including the U.S. Foreign Corrupt Practices Act (FCPA). You must never directly or indirectly offer or make a corrupt payment to any government official. The promise, offer or delivery to a governmental official or employee of a gift, favor or other gratuity in violation of these rules would not only violate this Code, but could also be a criminal offense.

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Amendments and Waivers to this Code for Directors and Executive Officers

Any waiver from a provision of this Code for any of our directors or executive officers must be approved in advance by our Board of Directors. We will promptly disclose, in the manner required by any legal or stock exchange related regulations, any of the following:

·	the nature of any amendment to this Code that applies to any of our directors or executive officers; and

·	the nature of any waiver, including an implicit waiver, from a provision of this Code that is granted by our Board of Directors to any of our directors or executive officers.

Reporting Guidelines

Reporting Violations of this Code

If you suspect or know of violations of this Code or illegal or unethical business or workplace conduct, you have an obligation to contact your supervisor, or if reporting to such individual is inappropriate, contact the Company’s Human Resources Department or outside legal counsel. Such communications will be kept confidential to the extent feasible. If you are still not satisfied with the response, you may call our confidential help-line at ____________. Our help-line strives to make sure that all questions or concerns are handled fairly, discreetly and thoroughly.

We will treat any reported information in a confidential manner (consistent with appropriate evaluation and investigation) and will not take any acts of retribution or retaliation against you for making a good-faith report. Any employee, however, who files a report or provides evidence which they know to be false may be subject to disciplinary action, including termination of employment.

Reporting Questionable Accounting or Auditing Matters

In order to facilitate the reporting of complaints regarding accounting, internal accounting controls, or auditing matters (“Accounting Matters”), the Audit Committee of our Board of Directors has established the following procedures for (1) the receipt, retention and treatment of complaints regarding Accounting Matters and (2) the confidential, anonymous submission by employees of complaints or concerns regarding Accounting Matters.

These procedures relate to complaints relating to any questionable Accounting Matters, including, without limitation, the following:

·	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

·	fraud or deliberate error in the recording and maintaining of financial records of the Company;

·	deficiencies in or noncompliance with the Company’s internal accounting controls;

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·	misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

·	deviation from full and fair reporting of the Company’s financial condition.

If you, or any individual outside of the Company, have a complaint or concern regarding Accounting Matters at the Company, you should contact our help-line at _____________ or contact the Audit Committee of our Board of Directors by sending a letter to the following address:

Accounting Matters Audit Committee of the Board of Directors c/o Corporate Secretary Boundless Motor Sports Racing, Inc. 2500 McGee Drive, Suite 147 Norman, Oklahoma 73072

You may report your complaints or concerns anonymously and confidentially. The Audit Committee encourages you to supply contact information with your submission to facilitate clarification and any assistance with possible investigation. All complaints or concerns will be provided to the Chairman of the Audit Committee for review and will be retained in accordance with our document retention policies. To assist the Audit Committee in reviewing and, if necessary, investigating your complaints or concerns, please, to the extent possible, include the following information in your submission:

·	the alleged event, matter or issue that is the subject of the complaint or concern;

·	the name of each person involved;

·	if the complaint or concern involves a specific event or events, the approximate date and location of each event; and

·	any additional information, documentation or other evidence available to support the complaint or concern.

Non-Retaliation

Retaliation in any form against (a) a person who reports a violation of this Code (even if the report is mistaken but was submitted in the good faith belief it was correct), or (b) against anyone who assists in the investigation of a reported violation, is a serious violation of this Code. Acts of retaliation should be reported immediately and may result in severe disciplinary action, including termination of employment without warning.

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Enforcement

If our Board of Directors (or anyone acting under their supervision) determines, in their good faith discretion, that you have violated any provision of this Code, you may be subject to disciplinary action, including termination of your employment without warning.

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